EXHIBIT 12
June 13, 2001

Equinet Inc.
305 W. 50th. Street, Suite 2-K
New York, NY 10017

ENGAGEMENT LETTER

 Dear Sir:

Mr. Vincent Hickman, President of My Personal Salon.com Inc. (the "Company" or "We") hereby engages Equinet Inc., ("Equinet") to find a lender/funding for the Company in the amount of at least $3,000,000 (the "Target Amount") on or before June 6, 2002 under the following terms and conditions:

1)       Responsibilities of Equinet.  We agree to engage Equinet to serve as the financial advisor to Company with respect to the conception and implementation of the proposed funding (the "Transaction"). Equinet shall provide the Company with its advice, opinion and recommendations; however, the implementation of such recommendations shall be at the sole and exclusive option of the Company.

2)       Responsibilities of Company.

a)       Truthful Representations. We represent and warrant that all information (1) made available to Equinet and any prospective creditor and/or investor, or (2) contained in any materials prepared by the Company will, at all times during this engagement be true, accurate and complete in all material respects and will not contain any untrue statement of a material fact or omit to state therein any fact necessary to make the statements therein not misleading in light of the circumstances under which they are made.

b)       Indemnification. If in connection with the Transaction, Equinet becomes involved, in any capacity, in any action or legal proceeding, due to the actions, information, position, assertions, and/or affirmations put forth by the Company or by Equinet at the direction of the Company, or in reliance upon material or information furnished by the Company, the Company agrees to indemnify and hold harmless Equinet for the reasonable legal fees of counsel, court costs and other expenses (including the costs of investigation and preparation) incurred.  The Company also agrees to hold harmless Equinet against any losses, claims, damages or liabilities, joint services or matters which are the subject of this Agreement; provided however that the Company shall not be liable in respect of any loss, claim damages or liability to the extent and only to the extent that such loss claim damage or liability resulted from the gross negligence or willful misconduct of Equinet.  The provisions of this paragraph shall survive the expiration of the period of this agreement including any extensions thereof set forth herein.

3)      Compensation. Upon the successful completion of the Transaction, we will remit to Equinet, as its success fee, a fee based on the value of the funding and/or investment obtained, as follows:

a)      Cash. The fee schedule shall be based on the gross consideration value of the Transaction, whether in cash or in kind payable immediately by wire transfer, and according to the instructions of Equinet, in the following amount:

 10% of the first million dollars plus
7.5% of all funds obtained between $1 million and $2.5 million plus
5% of all funds obtained between $2.5 million and $5 million

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b)      Warrants.  On success, we shall also receive warrants equal to 2.5% of the capital stock of the Company. In the event that a lender is introduced to the Company, Equinet shall receive warrants equal to 2.5% of the amount of stock that the loan amount could have purchased based on the bid price of the stock on the day that the loan is made. In addition, we shall be entitled to demand piggyback registration rights for the stock underlying the warrants we have obtained. The warrants will have a five-year life and will have a strike price equal to the prices paid by investors.

c)      Bonus. On success, Equinet will also receive a financial advisory fee of $5,000.00 a month for 24 months.

4)      Termination. We agree that either party may terminate this Agreement in writing with five (5) days advance written notice. In the event that Equinet can demonstrate its ability to successfully facilitate the closing of the Transaction, this Engagement Letter may be terminated by Company only pursuant to Section 7.

5)      Non-Circumvention.We irrevocably agree not to circumvent, avoid or bypass Equinet, either directly or indirectly, in order to avoid payments of fees or payments, or otherwise benefit, either financially or otherwise, from information supplied to the Company by Equinet, or individuals and or business entities introduced to it by Equinet with regards to the Transaction. We further agree, that in the event that we secure funding on our own from any source introduced to us by Equinet for a period of 36 months from the date of this Agreement, then such loan/funding shall be deemed to have been procured by Equinet and Equinet shall be entitled to a success fee as set forth in Paragraph 3(a) above.

6)      Confidentiality. Except to the extent necessary to perform its obligations hereunder or to comply with any applicable law, regulation or rule, neither Party shall disclose or divulge to any third party other than the other Party's directors, officers, auditor or legal counsel, either before or after the termination of this letter agreement, any document or information exchanged between the parties during the term of this Agreement without prior written consent of the other party, which consent shall not unreasonably with held.

7)      Securities Laws. The Parties to this agreement mutually agree to comply with any and all applicable securities laws in their efforts to secure funds for the Company.

8)      Default.In the event of any default of any material obligation by or owed by a party pursuant to this Agreement, then the other party may provide written notice of such default and if such default is not cured within thirty (30) days of the written notice, then the non-defaulting party may terminate this Agreement.

9)      Notice. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

If to Company	If to Equinet:
My Personal Salon.com Inc.	305 W. 50th. St.
1407 Broadway, Suite 1206	Suite 2-K
New York, NY 10018	New York, NY 10017

10)  Severability. In case any one or more of the provisions contained in this agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other applications thereof shall not in any way be affected or impaired thereby.

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11)  Final Agreement. This Agreement terminates and supersedes all prior understandings or agreements, whether written or oral on the subject matter hereof.  This Agreement may be modified only by a further writing that is duly executed by both parties.

12)  Construction.This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. In the event of any dispute arising under or resulting from this Agreement, the parties hereby submit to the exclusive jurisdiction of the courts of the State of New York sitting in the borough of Manhattan, and the prevailing party in any such action shall be entitled to recover the costs incurred in prosecuting or defending any such action (including, without limitation, reasonable attorneys' fees and costs).

13)  Attorneys Fees and Court Costs. Each party understands and agrees that if any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and other costs incurred in such arbitration proceeding or other legal action, in addition to any other relief to which it is entitled.

14)  Equitable Relief.It is agreed that a violation of any of the provisions of this agreement will cause irreparable harm and injury to the non-violating party and that party shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to seek an injunction enjoining and restraining the violating party from doing or continuing to do any such act and any other violations or threatened violations of this Agreement. Absent a showing of willful violation of this agreement, neither party shall be liable to the other, whether in contract or in tort or otherwise, for special, indirect, incidental or consequential damages.

15)  Further Retention of Equinet. In the event that we succeed in obtaining the Target Amount, then Equinet shall be retained as the exclusive advisor to the Company for period of two years from the date of the closing on the Target Amount of funding/investment. Equinet shall then be entitled to compensation in accordance with Paragraph 3(a) above for any funding/investment obtained during said two-year period through the direct efforts of Equinet. In the event that additional funding is received by a third party and obtained without the efforts off Equinet, Equinet shall then be entitled to one third of the compensation schedule set for in Paragraph 3(a) during said two year period.

We understand and agree to the terms and conditions of this Engagement Letter as of the date first written above, and agree to be bound accordingly.

AGREED AND ACCEPTED BY:

MY PERSONAL SALON.COM INC.	EQUINET INC.
Vince Hickman	Gregg Davis
President	President

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